Exhibit 3.1.6

State of Delaware Secretary of State Division of Corporations Delivered 09:37 AM 02/19/2010 FILED, 09:36 AM 02/19/2010 SRV 100166768 - 4424969 FILE

CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF ENVIRONMENTAL DIGITAL SERVICES, INC.

ENVIRONMENTAL DIGITAL SERVICES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

1.	The Company filed on February 13, 2009 a Certificate of Amendment to the Certificate of Incorporation (file number 4424969) (the "Certificate of Amendment").

2.	The Certificate of Amendment was an inaccurate record of the corporate action therein referred to in the following respects:

a.	The first paragraph of Article VI was an inaccurate representation of the Company's intended share structure.

3.	As corrected, the Certificate of Amendment filed on February 13, 2009 reads in full;

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF ENVIRONMENTAL DIGITAL SERVICES. INC.

ENVIRONMENTAL DIGITAL SERVICES, INC,. a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set fordl below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

ARTICLE 1
NAME

FIRST: ARTICLE 1 is hereby amended as follows: The name of the Corporation shall be 'Sabre Industrial, Inc."

Second: Article VI is hereby amended to add the following to the first paragraph, the remainder of Article VI shall remain unchanged:

ARTICLE VI
CAPITAL STOCK

Each seventy five (75) shares of Conunon Stock outstanding at 9:00 a.m. on March 26, 2010 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $.001 per share. There shall be no fractional shares. Odd lots shall be rounded up to 100 shares.

Third: That pursuant to Section 228 of the General Corporation Law of the State of Delaware, a consent setting forth resolutions approving the amendments set forth above was signed by holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted.

Fourth: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of Certificate of Amendment to be signed by its duly authorized officer as of this 18th day of February. 2010.

ENVIRONMENTAL DIGITAL SERVICES, INC.

By: /s/ Michael Anthony
Michael Anthony, President